As filed with the Securities and Exchange Commission on August 4, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

THE CHEESECAKE FACTORY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	51-0340466
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

26901 Malibu Hills Road

Calabasas Hills, California 91301

(Address of principal executive offices) (Zip code)

THE CHEESECAKE FACTORY INCORPORATED
STOCK INCENTIVE PLAN

(Full title of the plan)

Matthew E. Clark
Executive Vice President and
Chief Financial Officer
The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, California 91301

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Kathleen M. Wells

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Telephone: (650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTION

On May 19, 2022, the stockholders of The Cheesecake Factory Incorporated (the “Company” or the “Registrant”) approved the first amendment to The Cheesecake Factory Incorporated Stock Incentive Plan (as amended, the “Plan”), increasing the number of authorized shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may become issuable under the Plan by 2,350,000 shares (the “Initial Share Increase”). On May 22, 2025, the stockholders of the Company approved the second amendment to the Plan, increasing the number of authorized shares of Common Stock that may become issuable under the Plan by an additional 6,000,000 shares (together with the Initial Share Increase, the “Share Increase”). The Company is filing this registration statement (this “Registration Statement”) on Form S-8 to register such Share Increase.

INCORPORATION BY REFERENCE OF CONTENTS OF

REGISTRATION STATEMENT ON FORM S-8

The Company has previously registered 8,471,467 shares of Common Stock issuable under the Plan on the registration statement on Form S-8 (Reg. No. 333-232949) filed with the Securities and Exchange Commission (the “Commission”) on August 1, 2019 (the “Prior Registration Statement”). Under this Registration Statement, the Company is registering an additional 8,350,000 shares of Common Stock issuable under the Plan. Pursuant to General Instruction E of Form S-8 regarding Registration of Additional Securities, the contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission. The Registrant will deliver the documents containing the information specified in Part I of Form S-8 to the Plan participants as specified by the Commission Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits, or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee, or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Article 8 of the Registrant’s restated certificate of incorporation provides for indemnification by the Registrant of its directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or an officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in the case of directors, for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or (iv) for any transaction from which the director or officer derived an improper personal benefit; provided that officers may not be indemnified for actions by or in the right of the corporation. The Registrant’s restated certificate of incorporation provides for such limitation of liability.

The Registrant has entered into indemnification agreements with each of its directors and officers. These indemnification agreements may require the Registrant to, among other things, indemnify its directors and officers for some expenses, including reasonable attorneys’ fees, judgments, fines, penalties and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any other company or enterprise to which the person provides services at the Registrant’s request.

The Registrant maintains an insurance policy pursuant to which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of having been such directors or officers.

The foregoing summaries are subject to the complete text of the statute, the Registrant’s Certificate of Incorporation and Bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 8. Exhibits.

				Incorporated by Reference
Exhibit			File	from Exhibit	Filed with
No.	Item	Form	Number	Number	SEC
4.1	Restated Certificate of Incorporation of The Cheesecake Factory Incorporated	8-K	000-20574	3.1	6/4/2024
4.2	Certificate of Designations of The Cheesecake Factory Incorporated, dated April 20, 2020	8-K	000-20574	3.1	4/20/2020
4.2	Bylaws of The Cheesecake Factory Incorporated, amended and restated on October 26, 2022	8-K	000-20574	3.1	11/1/2022
5.1	Opinion of Latham & Watkins LLP	—	—	—	Filed herewith
23.1	Consent of KPMG LLP Independent Register Public Accounting Firm	—	—	—	Filed herewith
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)	—	—	—	See Exhibit 5.1
24.1	Power of Attorney	—	—	—	Contained on signature page
99.1	The Cheesecake Factory Incorporated Stock Incentive Plan	8-K	000-20574	10.1	6/5/2019
99.2	The Cheesecake Factory Incorporated Stock Incentive Plan, as amended March 24, 2022	8-K	000-20574	10.1	5/23/2022
99.3	The Cheesecake Factory Incorporated Stock Incentive Plan as amended by the Second Amendment	8-K	000-20574	10.1	5/28/2025
99.4	Form of Notice of Grant and Stock Unit Grant Agreement for Directors under The Cheesecake Factory Incorporated Stock Incentive Plan	10-Q	000-20574	10.1	6/22/2020
99.5	Form of Notice of Grant and Stock Option Agreement and/or Restricted Share Agreement for Executive Officers under The Cheesecake Factory Incorporated Stock Incentive Plan	10-K	000-20574	10.15.4	2/24/2025
99.6	Form of Notice of Grant and Stock Option Agreement and/or Restricted Share Agreement under The Cheesecake Factory Incorporated Stock Incentive Plan	10-K	000-20574	10.15.5	2/24/2025
99.7	Form of Notice of Grant and Restricted Share Agreement for MEP I under The Cheesecake Factory Incorporated Stock Incentive Plan	10-K	000-20574	10.15.5	2/22/2022
107.1	Filing Fee Table	—	—	—	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas Hills, State of California, on August 4, 2025.

THE CHEESECAKE FACTORY INCORPORATED

By:	/s/ DAVID OVERTON
David Overton
Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint David Overton and Matthew E. Clark, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ DAVID OVERTON David Overton	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 4, 2025

/s/ MATTHEW E. CLARK Matthew E. Clark	Chief Financial Officer (Principal Financial and Accounting Officer)	August 4, 2025

/s/ ASHLEY W. HANSCOM Ashley W. Hanscom	Vice President, Controller (Principal Accounting Officer)	August 4, 2025

/s/ EDIE A. AMES Edie A. Ames	Director	August 4, 2025

/s/ ALEXANDER L. CAPPELLO Alexander L. Cappello	Director	August 4, 2025

/s/ KHANH COLLINS Khanh Collins	Director	August 4, 2025

/s/ ADAM S. GORDON Adam S. Gordon	Director	August 4, 2025

/s/ JEROME I. KRANSDORF Jerome I. Kransdorf	Director	August 4, 2025

/s/ JANICE MEYER Janice Meyer	Director	August 4, 2025

/s/ DAVID B. PITTAWAY David B. Pittaway	Director	August 4, 2025